Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

ICX TECHNOLOGIES, INC.

AT

$7.55 PER SHARE

BY

INDICATOR MERGER SUB, INC.

A WHOLLY OWNED SUBSIDIARY

OF

FLIR SYSTEMS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 1, 2010, UNLESS THE OFFER IS EXTENDED.

Indicator Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and wholly owned subsidiary of FLIR Systems, Inc., an Oregon corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock of ICx Technologies, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), at a price of $7.55 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 16, 2010 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The term “Minimum Condition” is defined in Section 15—“Certain Conditions of the Offer.” and generally requires that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with all Shares, if any, then owned by Parent or any of its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined below)). By reason of the Tender and Support Agreement (as defined below), the Minimum Condition will be satisfied if all Shares subject to that agreement are tendered in the Offer. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—“Certain Conditions of the Offer.”

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and resolved that the Merger Agreement, and the transactions contemplated thereby (including the Offer and the merger of the Purchaser with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”)) are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option), the performance by the Company of its obligations thereunder and the consummation by the Company of the Merger and the transactions contemplated thereby; and (iii) recommended that the Company’s stockholders accept the Offer and tender their Shares in the Offer (subject to the right of the Company Board to withdraw, modify or amend such recommendation as provided in the Merger Agreement) and vote in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby (including the Offer and the Merger).

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a manually signed facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (iii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution if such stockholder wishes to tender its Shares.

Any stockholder of the Company who wishes to tender Shares in the Offer and cannot deliver certificates representing such Shares and all other required documents to the Depositary prior to the Expiration Time or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

September 3, 2010

SUMMARY TERM SHEET

Indicator Merger Sub, Inc., a wholly owned subsidiary of FLIR Systems, Inc., is offering to purchase all of the outstanding Shares for $7.55 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are Indicator Merger Sub, Inc., a Delaware corporation formed for the purpose of making this Offer and engaging in the Merger. We are a wholly owned subsidiary of FLIR Systems, Inc., an Oregon corporation. See the “Introduction” to this Offer to Purchase and Section 8—“Certain Information Concerning the Purchaser and Parent.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $7.55 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such institution tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Parent will contribute to us cash from its available cash on hand in an amount sufficient to purchase all Shares validly tendered in the Offer and not validly withdrawn and to fund our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. See Section 9—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

in light of the financial capacity of Parent in relation to the amount of consideration payable in the Offer, we will have sufficient funds or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to a financing condition; and

•	if we complete the Offer, we expect to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

See Section 9—“Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Friday, October 1, 2010, to tender your Shares in the Offer. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We may, without the Company’s consent, extend the Offer on one or more occasions for any period of up to 20 business days per extension, if at any then-scheduled expiration of the Offer any of the Offer Conditions (as defined below) is not satisfied or waived. See Section 15—“Certain Conditions of the Offer.”

•

If requested by the Company at any scheduled expiration date, we must extend the Offer on one or more occasions through such time as the Company may specify, if at any such scheduled expiration of the Offer any of the Offer Conditions is not satisfied or waived, provided that, at the time of the Company’s request, the Company’s representations and warranties in the Merger Agreement are true and correct in all material respects and the Company has performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to such date.

•

We may, without the Company’s consent, extend the Offer for any period or periods required by any applicable rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) (or its staff).

•

We will not, however, be required to extend the Offer beyond February 16, 2011 unless such date is extended as described in Section 11—“Transaction Agreements” (such date, as it may be extended, the “Outside Date”).

See Section 1—“Terms of the Offer” of this Offer to Purchase for more details on our obligation and rights to extend the Offer.

Will you provide a subsequent offering period?

The Merger Agreement provides that we may, without the Company’s consent, and we must, if requested by the Company, provide a Subsequent Offering Period (as defined below and described in Section 1—“Terms of the Offer”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the “Exchange Act”) following our acceptance of Shares in the Offer if at any scheduled expiration of the Offer the number of Shares validly tendered and not validly withdrawn, together with the Shares, if any, held by us and Parent (or any other direct or indirect wholly owned subsidiary of Parent), constitutes less than ninety percent (90%) of the outstanding Shares (assuming the exercise of the Top-Up Option (as defined below) in full), which represents the number of Shares required to consummate the Merger through a “short-form” merger pursuant to Delaware law. However, as long as the Minimum Condition (as defined below) has been satisfied, the Top-Up Option will allow us to purchase a number of Shares that is sufficient to ensure that we hold ninety percent (90%) of the outstanding Shares following the Offer and such exercise of the Top-Up Option. Accordingly, we do not expect that we will provide (or be required or permitted to provide under the Merger Agreement) a Subsequent Offering Period.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”), of the extension, and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things,

•	satisfaction of the Minimum Condition, and

•	the expiration or termination of any applicable waiting period under the HSR Act.

The term “Minimum Condition” is defined in Section 15—“Certain Conditions of the Offer.” and generally requires that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described above), together with all Shares, if any, then owned by Parent or any of its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined in Section 11—“The Transaction Agreements.”)). By reason of the Tender and Support Agreement (as defined below), the Minimum Condition will be satisfied if all Shares subject to that agreement are tendered in the Offer.

The Offer is also subject to other conditions. We cannot waive the Minimum Condition or the condition that any applicable waiting period under the HSR Act shall have expired or terminated. However, we can waive any other conditions in our sole and absolute discretion without the Company’s consent, subject to applicable rules and regulations of the SEC. See Section 15—“Certain Conditions of the Offer.”

Have any stockholders agreed to tender their Shares in the Offer?

Certain affiliates of Wexford Capital LP (the “Wexford Entities”) have agreed to tender all of their Shares pursuant to the Tender and Support Agreement (as defined herein). The Wexford Entities held approximately 62% of the outstanding Shares as of September 2, 2010, 127,250 Shares of which are beneficially owned by one of the Wexford Entities through a warrant that is exercisable prior to the scheduled expiration date of the Offer. This Wexford Entity is not obligated to exercise its warrant, but it has agreed to tender any Shares issuable upon such exercise in the event it chooses to do so. See Section 11—“The Transaction Agreements.”

How do I tender my Shares?

If you hold your Shares in your own name, you may complete and sign a Letter of Transmittal and deliver it along with your stock certificates for all of your Shares to the Depositary, along with any other required documents, prior to the Expiration Time (as defined below).

Financial institutions that are participants in the system of The Depository Trust Company (the “Book-Entry Transfer Facility”) may tender their Shares by book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer, and deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, prior to the Expiration Time.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your Shares.

If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three NASDAQ trading days after the expiration of the Offer.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by November 2, 2010, which is the 60th day after the date of this Offer to Purchase, you may withdraw them at any time after that date until we accept Shares for payment. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that institution to arrange for the withdrawal of your Shares and such institution must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—“Withdrawal Rights.”

What does the Company Board think of the Offer?

The Company Board has unanimously (i) determined and resolved that the Merger Agreement, and the transactions contemplated thereby (including the Offer and the Merger) are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option), the performance by the Company of its obligations thereunder and the consummation by the Company of the Merger and the transactions contemplated thereby; and (iii) recommended that the Company’s stockholders accept the Offer and tender their Shares in the Offer (subject to the right of the Company Board to withdraw, modify or amend such recommendation as provided in the Merger Agreement) and vote in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby (including the Offer and the Merger).

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to complete the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Market or other securities exchanges, there may not be an active public trading market for the Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—“Certain Effects of the Offer.”

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect our Merger with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than us, Parent, the Company and any stockholders exercising their dissenters’ rights under

Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will receive $7.55 per Share in cash, without interest and less any required withholding taxes, and the Company will become a wholly owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the Offer Price (as defined below) payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your dissenters’ rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your dissenters’ rights, then you may receive the judicially determined fair value of your Shares, plus interest, less any required withholding taxes, in cash.

Therefore, if the Merger takes place, and you do not validly exercise your dissenters’ rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13—“Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On August 13, 2010, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing sale price of the Company’s common stock reported on the NASDAQ Global Market was $6.75 per Share. On September 2, 2010, the last trading day before we commenced the Offer, the last sale price of the Company’s common stock reported on the NASDAQ Global Market was $7.66 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6— “Price Range of Shares; Dividends.”

What are the U.S. federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on the exchange of Shares for cash pursuant to the Offer or to the Merger, in an amount equal to the difference between the U.S. dollar amount received and your adjusted tax basis in the Shares. If you are a non-corporate U.S. Holder (as defined under Section 5—“Certain U.S. Federal Income Tax Consequences”) who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a reduced rate. Special rules will apply to you if you are not a U.S. person for federal income tax purposes. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

You may call Phoenix Advisory Partners, LLC at (800) 576-4314 (toll-free) or J.P. Morgan Securities LLC at (877) 371-5947 (toll-free). Phoenix Advisory Partners, LLC is acting as the information agent (the “Information Agent”) and J.P. Morgan Securities LLC is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of

Common Stock of the Company:

INTRODUCTION

Indicator Merger Sub, Inc. (the “Purchaser”), a wholly owned subsidiary of FLIR Systems, Inc., an Oregon corporation (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock of ICx Technologies, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), at a price of $7.55 per Share in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 16, 2010 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Offer is not subject to a financing condition.

The term “Minimum Condition” is defined in Section 15—“Certain Conditions of the Offer.” and generally requires that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described above), together with all Shares, if any, then owned by Parent or any of its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined in Section 11—“The Transaction Agreements.”)).

The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 15—“Certain Conditions of the Offer.”

The Company has advised Parent that, as of September 1, 2010, 34,987,461 Shares were issued and outstanding, 2,316,503 Shares were reserved for issuance pursuant to Options (as defined below), 657,328 Shares were reserved for issuance upon settlement of unvested Restricted Stock Units (as defined below) and 127,250 Shares were reserved for issuance pursuant to outstanding Warrants (as defined below).

The Merger Agreement is more fully described in Section 11—“The Transaction Agreements.”

Tendering stockholders who are record owners of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company Board has unanimously (i) determined and resolved that the Merger Agreement, and the transactions contemplated thereby (including the Offer and the Merger) are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option), the performance by the Company of its obligations thereunder and the consummation by the Company of the Merger and the transactions contemplated thereby; and (iii) recommended that the Company’s stockholders accept the Offer and tender their Shares in the Offer (subject to the right of the

Company Board to withdraw, modify or amend such recommendation as provided in the Merger Agreement) and vote in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby (including the Offer and the Merger).

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase (the “Schedule 14D-9”).

The Merger Agreement provides that, subject to the conditions described in Section 11—“The Transaction Agreements.,” the Purchaser will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned directly or indirectly by the Company as treasury stock, Parent or the Purchaser, or any of their respective subsidiaries, which will be canceled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their dissenters’ rights under the DGCL) will be converted into the right to receive $7.55 in cash, without interest and less any required withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed, if necessary under applicable law to complete the Merger, to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders as soon as practicable following the time that the Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”), for the purpose of considering adoption of the Merger Agreement. In connection with such meeting, as soon as practicable following the Acceptance Time, the Company has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement and furnish the information required to be provided to the Company’s stockholders pursuant to the DGCL and any other applicable laws. Parent and the Purchaser have agreed to vote all of the Shares then owned of record by them or any of their subsidiaries in favor of the adoption of the Merger Agreement and approval of the Merger. If the Minimum Condition and the other conditions to the Purchaser’s obligation to accept for payment and pay for the Shares tendered pursuant to the Offer (together with the Minimum Condition, the “Offer Conditions”) are satisfied or duly waived and the Offer is completed, Parent and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11—“The Transaction Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn as described under Section 4—“Withdrawal Rights.” The expiration time of the Offer (the “Expiration Time”) is 12:00 midnight, New York City time, on Friday, October 1, 2010, unless the Purchaser extends the Offer in accordance with the Merger Agreement, in which event the Expiration Time means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined in Section 11—“The Transaction Agreements.”) and (ii) the expiration or termination of any applicable waiting period under the HSR Act. The term “Minimum Condition” is defined in Section 15—“Certain Conditions of the Offer.” and generally requires that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described above), together with all Shares, if any, then owned by Parent or its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined in Section 11—“The Transaction Agreements.”)).

The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—“Certain Conditions of the Offer.” The Offer is not subject to a financing condition.

The Merger Agreement provides the Purchaser may, without the Company’s consent, extend the Offer on one or more occasions for any period of up to 20 business days per extension, if at any then-scheduled expiration of the Offer any of the Offer Conditions is not satisfied or waived and the Merger Agreement has not been terminated. The Purchaser also may, without the Company’s consent, extend the Offer for any period or periods required by any applicable rule, regulation, interpretation or position of the SEC (or its staff). If requested by the Company at any scheduled expiration date, the Purchaser must extend the Offer on one or more occasions through such time as the Company may specify, if at any such scheduled expiration of the Offer any of the Offer Conditions is not satisfied or waived, provided that, at the time of the Company’s request, the Company’s representations and warranties in the Merger Agreement are true and correct in all material respects and the Company has performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to such date. The Purchaser will not, however, be required to extend the Offer beyond the Outside Date. See Section 15—“Certain Conditions of the Offer.”

The Merger Agreement further provides that the Purchaser may, without the Company’s consent, and it must, if requested by the Company, provide a subsequent offering period (as described in Section 1—“Terms of the Offer”) (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the “Exchange Act”) following its acceptance of Shares in the Offer if at any scheduled expiration of the Offer the number of Shares validly tendered and not validly withdrawn, together with the Shares, if any, held by the Purchaser and Parent (or any other direct or indirect wholly owned subsidiary of Parent), constitutes less than the number of Shares required to consummate the Merger through a “short-form” merger pursuant to Delaware law (assuming the exercise of the Top-Up Option in full). However, as long as the Minimum Condition has been satisfied, the Top-Up Option will allow the Purchaser to purchase a number of Shares that is sufficient to ensure that it holds ninety percent (90%) of the outstanding Shares following the Offer and such exercise of the Top-Up Option. Accordingly, the Purchaser does not expect that it will provide (or be required or permitted to provide under the Merger Agreement) a Subsequent Offering Period.

Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw that stockholder’s Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 2, 2010 (which is the 60th day after the date of this Offer to Purchase). For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined in Section 2—“Acceptance for Payment and Payment for Shares” below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3— “Procedures for Accepting the Offer and Tendering Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2—“Acceptance for Payment and Payment for Shares” below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole and absolute discretion, which determination will be final and binding on all parties.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Purchaser expressly reserve the right (in their sole and absolute discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless otherwise provided by the Merger Agreement or as previously approved in writing by the Company, the Purchaser may not (i) waive the Minimum Condition or the Offer Condition requiring approval under the HSR Act or any other applicable competition law, (ii) reduce the Offer Price, (iii) change the form of consideration to be paid in the Offer, (iv) reduce the maximum number of Shares to be purchased in the Offer or the minimum number of Shares contemplated by the Minimum Condition, (v) impose conditions to the Offer in addition to the Offer Conditions or otherwise modify the Offer Conditions, (vi) amend any other term of the Offer in a manner adverse to the holders of Shares or (vii) abandon or terminate the Offer, except as permitted by the Merger Agreement.

The rights of the Purchaser described in the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 15—“Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement, if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—“Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for

Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) or 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and promptly pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn prior thereto. See Section 1—“Terms of the Offer.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4— “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, with respect to any Shares delivered through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box titled “Special Delivery Instructions” or the box titled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter

of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by the Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole and absolute discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Parent, the Company, the Depositary, Phoenix Advisory Partners, LLC (the “Information Agent”), J.P. Morgan Securities LLC (the “Dealer Manager”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares,

•	all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked,

•	no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective), and

•

the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole and absolute discretion deem proper.

The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders.

4.	Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless and until accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 2, 2010 (which is the 60th day after the date of this Offer to Purchase).

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole and absolute discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain U.S. Federal Income Tax Consequences.

The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (a) persons that are subject to special expatriation rules; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (g) stockholders subject to the alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (k) persons that have a “functional currency” other than the U.S. dollar; (l) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation; and (m) foreign persons who have owned more than 5% of the Shares at any time during the five year period preceding the date of disposition of the Shares.

This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes). If such a partnership or other entity holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

The descriptions of U.S. federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference between the U.S. dollar amount received and your adjusted tax basis in the Shares. Gain or loss will generally be calculated separately for each block of Shares tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year at the time of disposition pursuant to the Offer or Merger, as the case may be. If you are a non-corporate stockholder, any long-term capital gain recognized on or before December 31, 2010 will generally be subject to U.S. federal income tax at a reduced rate of 15%. In the case of Shares that have been held for one year or less, such capital gains generally will be subject to tax at ordinary income rates. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

Consequences of the Offer and the Merger to Non-U.S. Holders. Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

•	you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

•

the gain with respect to the Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States).

If the first exception applies, you generally will be subject to tax at a rate of 30% on the amount by which your U.S.-source gains from sales or exchanges of capital assets exceed your U.S.-source losses from such sales or exchanges. If the second exception applies, you will generally be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as U.S. Holders, as described above. In addition, if you are a corporation, you may be subject to a 30% branch profits tax (or lower applicable treaty rate) on your effectively connected earnings and profits attributable to such gain. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, gain recognized on the disposition of Shares pursuant to the Offer or the Merger will be subject to U.S. federal income tax in the manner specified by the treaty.

Backup Withholding. All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number (“TIN”) and certify that you are not subject to backup withholding. The backup withholding rate is scheduled to increase to 31% for payments made in 2011. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.	Price Range of Shares; Dividends.

The Shares trade on the NASDAQ Global Market under the symbol “ICXT.” The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NASDAQ Global Market, based on published financial sources.

	High	Low
2008
Third Quarter	$8.75	$6.72
Fourth Quarter	$9.24	$5.53
2009
First Quarter	$8.00	$3.67
Second Quarter	$6.20	$3.60
Third Quarter	$6.25	$4.53
Fourth Quarter	$10.49	$4.65
2010
First Quarter	$9.25	$5.98
Second Quarter	$8.05	$6.25
Third Quarter (through September 2, 2010)	$8.02	$6.67

On August 13, 2010, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing sale price of the Company’s common stock reported on the NASDAQ Global Market was $6.75 per Share. On September 2, 2010, the last full day of trading before the commencement of the Offer, the last sale price per Share reported on the NASDAQ Global Market was $7.66.

The Company has never declared or paid any cash dividend on the Shares.

Stockholders are urged to obtain a current market quotation for the Shares.

7.	Certain Information Concerning the Company.

General. The Company is a Delaware corporation with its principal executive offices located at 2100 Crystal Drive, Suite 650, Arlington, Virginia 22202. The telephone number for the Company is (703) 678-2111. The following description of the Company and its business is qualified in its entirety by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as may be amended. The Company is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Its proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats and deliver superior awareness and actionable intelligence for wide area surveillance, intrusion detection and facility security.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Although the Purchaser has no knowledge that any information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates is untrue, such information was prepared by the Company and the Purchaser was not involved in the preparation of any such information.

8.	Certain Information Concerning the Purchaser and Parent.

General. The Purchaser is a Delaware corporation with its principal executive offices located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. The telephone number of the Purchaser is (503) 498-3547. The Purchaser is a direct wholly owned subsidiary of Parent. The Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

Parent is an Oregon corporation with its principal executive offices located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. The telephone number of Parent is (503) 498-3547. Parent is a world leader in the design, manufacture and marketing of thermal imaging systems. Its products are used in a wide variety of applications in commercial, industrial and government markets worldwide, and it offers a variety of system configurations to suit specific customer requirements. Parent’s business is organized into three divisions: Thermography, Commercial Vision Systems and Government Systems.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of the Purchaser and Parent and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of the Purchaser and Parent and certain other information are set forth in Schedule I hereto.

Neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of the Purchaser or Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares, and none of the Purchaser, Parent, any of their respective affiliates or, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. Neither the Purchaser nor Parent nor any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither the Purchaser nor Parent nor any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser and Parent filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent’s filings, including the Schedule TO and the exhibits thereto, are also available to the public on the SEC’s internet site (http://www.sec.gov).

9.	Source and Amount of Funds.

The Offer is not subject to a financing condition. Parent and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and complete the Merger is approximately $268 million, plus related transaction fees and expenses. Parent will dividend or contribute cash to the Purchaser in an amount sufficient to complete the purchase of Shares in the Offer and the Merger and the other transactions described above. Parent expects to obtain the necessary funds from its available cash on hand.

The Purchaser does not think its financial condition is relevant to the decision of holders of Shares to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

in light of the financial capacity of Parent in relation to the amount of consideration payable in the Offer, the Purchaser, through Parent, will have sufficient funds or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to a financing condition; and

•	if the Purchaser completes the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with the Company.

The following chronology summarizes the key meetings, conversations and events between Parent and its representatives and the Company and its representatives that led to the signing of the Merger Agreement. This chronology covers only key events leading up to the Merger Agreement and does not purport to catalogue every conversation between representatives of Parent, the Company and other parties. For purposes of this Section 10, references to “Parent,” unless otherwise specified, are to Parent, the Purchaser and each of their respective employees and representatives. Item 4 of the Schedule 14D-9 contains the Company’s description of the key meetings, conversations and events involving the Company and its representatives that led to the signing of the Merger Agreement.

As part of its normal strategic planning process, Parent from time to time evaluates opportunities to expand its business and product offerings through acquisitions. As part of this process, Parent identified the Company as presenting a strategic opportunity for Parent to expand the breadth of its product offerings and capabilities in the threat detection and surveillance areas. In March 2009, senior executives of Parent met with members of the Company’s senior management at the Company’s offices in New York, NY to discuss Parent’s interest in exploring a potential combination between the companies. In April 2009, Parent submitted a preliminary indication of interest to acquire the Company. Shortly thereafter, the Company indicated that it was not interested in pursuing a transaction with Parent on the terms proposed by Parent at that time, and discussions between the parties ceased.

On March 3, 2010, representatives of Stone Key Partners LLC and the Stone Key securities division of Hudson Partners Securities LLC (together, “Stone Key”), an investment banking firm engaged by the Company to conduct an auction process for the potential sale of the Company, contacted Parent to discuss Parent’s interest in participating in the Company’s auction. Parent indicated that it would be interested in participating, and on March 17, 2010, Parent and the Company entered into a Confidentiality Agreement.

On March 19, 2010, Stone Key sent to Parent a confidential information memorandum and business overview regarding the Company and, on April 1, 2010, a process letter requesting Parent to submit a preliminary non-binding indication of interest, including a proposed valuation of the Company, no later than April 14, 2010.

On April 14, 2010, Parent sent to Stone Key a non-binding indication of interest to acquire all of the outstanding capital stock of the Company for a fully diluted per share price between $9.00 and $10.00 in cash, subject to Parent’s validation through its due diligence that the financial forecasts included in the materials that had previously been provided to Parent by Stone Key were achievable. Parent’s letter also stated that the valuation assumed, among other things, 35,248,431 shares of common stock and restricted stock units outstanding, 2,449,859 shares subject to outstanding options at a weighted average exercise price of $5.58 per share and customary transactions costs. The indication of interest was based solely on the limited confidential offering materials that had been provided to Parent as well as publicly available information about the Company and was subject to, among other things, completion of due diligence following full access to the Company’s records and management with findings satisfactory to Parent in its sole discretion. Parent’s indication of interest did not contemplate a financing condition and indicated that Parent had existing available cash resources sufficient to pay the proposed acquisition price.

On or around April 15, 2010, Stone Key informed Parent that it would be invited to participate in a second round of the auction process. Parent was thereafter granted access to the Company’s online dataroom and began conducting preliminary due diligence on the Company. On May 5, 2010, certain executives of Parent and the Company met in New York, NY for management presentations and an overview of the Company’s businesses.

On May 6, 2010, Parent engaged J.P. Morgan Securities LLC (“JPM”) to serve as its financial advisor in connection with its potential acquisition of the Company. On or around June 1, 2010, Parent engaged Sidley Austin LLP (“Sidley Austin”) to serve as its legal counsel in connection with the acquisition and to assist on acquisition-related matters, including due diligence.

During the period from May 2010 through August 12, 2010, Parent conducted due diligence on the Company.

On May 26, 2010, Parent’s Chief Executive Officer visited the Company’s Cambridge, MA facility for informational meetings with members of Company management. On May 27, 2010, certain executives of Parent met with members of Company management at the Company’s offices in Stillwater, OK for additional management presentations focusing primarily on the Company’s Detection business.

On June 22, 2010, Parent received from Stone Key drafts of the Company’s proposed Agreement and Plan of Merger (the “Draft Merger Agreement”) and Tender and Support Agreement (“Draft Tender and Support Agreement”) setting forth the Company’s proposed deal structure (which is substantially reflected by the Offer and the Merger) and the Company’s proposed deal terms.

On July 1, 2010, Parent received from Stone Key a final bidding instruction letter indicating that final bids would be due by July 14, 2010. At approximately the same time, the Company provided Parent with a preliminary view of the Company’s performance for the second quarter of 2010, which reflected substantially lower revenue and income than it had previously forecast. Shortly thereafter, Parent informed Stone Key verbally that, due in part to the Company’s preliminary second quarter results, and based on the status of its due diligence at that time, Parent would not be prepared to submit a revised bid before the end of July 2010. Stone Key indicated that Parent should continue its due diligence and submit a revised bid as soon as it was able. Parent conducted additional due diligence throughout July and continued to evaluate potential synergies and costs involved in the acquisition and integration of the Company into Parent’s business.

On July 22, 2010, at a meeting of Parent’s Board of Directors, members of Parent’s management delivered a presentation on the due diligence findings, strategic rational, considerations and recommendations of management as of such date concerning a potential acquisition of the Company. Following management’s presentation, Parent’s Board of Directors unanimously approved the acquisition of the Company pursuant to terms to be negotiated by Parent’s Chief Executive Officer and authorized Parent’s management team to negotiate, execute and deliver all agreements and other documents necessary to accomplish the same.

On July 23, 2010, Parent sent a letter to Stone Key setting forth its revised non-binding proposal to purchase all of the outstanding capital stock of the Company for a fully diluted per share price of $7.75, with the proposal set to expire at the close of business on July 30, 2010. This proposal included substantially the same terms and conditions (other than price) as Parent’s proposal of April 14, 2010, except that Parent indicated that it would be prepared to complete due diligence and negotiation of a definitive agreement on or prior to August 11, 2010 and indicated a requirement for a meaningful termination fee as part of any such definitive agreement. The proposal also included a summary of Parent’s position on significant issues raised by the Draft Merger Agreement and Draft Tender and Support Agreement. Parent’s proposal was subject to completion of remaining confirmatory due diligence.

On July 26, 2010, attorneys from Sidley Austin and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), the Company’s outside legal counsel in the auction, participated in a teleconference to discuss certain significant issues raised by Parent in its July 23, 2010 proposal with respect to the Draft Merger Agreement and Draft Tender and Support Agreement.

On August 2, 2010, Stone Key indicated to JPM that the Company desired to move forward with a negotiation of the Draft Merger Agreement and Draft Tender and Support Agreement with Parent. JPM responded that Parent needed to resolve certain outstanding diligence questions, which JPM provided to Stone Key, before it would be able to provide a full markup of the Draft Merger Agreement and the Draft Tender and Support Agreement.

On August 8, 2010, JPM discussed with Stone Key the timing of Parent submitting a revised proposal based on additional due diligence and analysis subsequent to July 23, 2010. Stone Key indicated that the Company was prepared to work towards signing a definitive agreement by August 16, 2010, provided the parties were able to reach acceptable terms.

On August 11, 2010, Parent submitted to the Company, through Stone Key, full markups of the Draft Merger Agreement and the Draft Tender and Support Agreement. On August 12, 2010, attorneys from Sidley Austin and Skadden Arps discussed the Draft Merger Agreement and the Draft Tender and Support Agreement via teleconference. Representatives of JPM and Stone Key participated in the teleconference as well.

Later on August 12, 2010, JPM verbally communicated to Stone Key a revised proposal to purchase all of the outstanding capital stock of the Company for a fully diluted per share price of $7.50, with the proposal set to expire at the close of business on August 16, 2010. The revised price reflected changes to Parent’s opinion of, among other things, the expected cost of integration and the near-term performance of the Company in light of Parent’s continued due diligence as well as the then-current general economic outlook. Parent’s proposal otherwise included substantially the same terms and conditions as its proposal of July 23, 2010, except that the proposal was no longer conditioned on completion of due diligence or approval of Parent’s Board of Directors, and Parent’s proposal required the parties to enter into definitive agreements on or prior to August 16, 2010.

On August 13, 2010, Stone Key responded to JPM with two alternative counter-proposals on behalf of the Company: (i) a fully diluted per share price of $8.00 with a 3.5% termination fee or (ii) Parent’s proposed fully diluted share price of $7.50 with a 45 day post-signing period during which the Company would be permitted to continue to solicit competing bids, a 1.5% termination fee during such period and a 4% termination fee thereafter.

Later on August 13, 2010, JPM verbally communicated a revised final proposal on behalf of Parent to purchase all of the outstanding capital stock of the Company for a fully diluted per share price of $7.55 with a 3% termination fee. JPM explained Parent’s unwillingness to allow the Company to continue to solicit bids after having signed a definitive agreement with Parent in light of the lengthy auction process that the Company had already conducted.

Between August 13, 2010 and August 15, 2010, Sidley Austin and Skadden Arps, in consultation with Parent and the Company and their financial advisors, engaged in negotiations and discussions regarding, and continued to exchange drafts of, the Merger Agreement and the Tender and Support Agreement.

During the morning of August 15, 2010, JPM contacted Stone Key to determine whether the Company had accepted Parent’s final proposal of August 13, 2010. Stone Key indicated that it had discussed Parent’s final proposal with the Company Board and that the Company Board had scheduled a meeting for that evening to consider the proposal. Later on August 15, 2010, after the parties had negotiated all remaining significant terms under the transaction agreements, the Company informed Parent that the Company Board had met and unanimously approved the Merger Agreement, and the Company and Parent executed the same.

On the morning of August 16, 2010, the Company and Parent publicly announced the execution of the Merger Agreement.

11.	The Transaction Agreements.

The following are summaries of the material provisions of the Merger Agreement, the Tender and Support Agreement, the Warrant Cancellation Agreement and the Termination of Services Agreement (in each case, as defined below). The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the Tender and Support Agreement, the Warrant Cancellation Agreement and the Termination of Services Agreement, each of which has each been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—“Certain Information Concerning the Purchaser and Parent” above. For a complete understanding of the Merger Agreement, the Tender and Support Agreement, the Warrant Cancellation Agreement and the Termination of Services Agreement, holders of Shares are encouraged to read the full text of each agreement.

The Merger Agreement.

The Offer. The obligations of the Purchaser to accept for payment and pay for Shares validly tendered pursuant to the Offer are subject to the satisfaction of the Offer Conditions that are described in Section 15—“Certain Conditions of the Offer.” The Purchaser expressly reserves the right (in its sole and absolute discretion) to waive, in whole or in part, any Offer Condition or modify the terms and conditions of the Offer consistent with the terms of the Merger Agreement, except that, without the prior written consent of the Company, the Purchaser may not (i) waive the Minimum Condition or the Offer Condition requiring approval under the HSR Act or any other applicable competition law, (ii) reduce the Offer Price, (iii) change the form of consideration to be paid in the Offer, (iv) reduce the maximum number of Shares to be purchased in the Offer or the minimum number of Shares contemplated by the Minimum Condition, (v) impose conditions to the Offer in addition to the Offer Conditions or otherwise modify the Offer Conditions, (vi) amend any other term of the Offer in a manner adverse to the holders of Shares or (vii) abandon or terminate the Offer, except as permitted by the Merger Agreement.

The term “Minimum Condition” is defined in Section 15—“Certain Conditions of the Offer.” and requires that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with all Shares, if any, then owned by Parent or its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined below)).

The Merger Agreement provides that the Purchaser may, without the Company’s consent, extend the Offer on one or more occasions for any period of up to 20 business days per extension, if at any then-scheduled expiration of the Offer any of the conditions to the Purchaser’s obligation under the Merger Agreement to accept for payment and pay for the Shares validly tendered in the Offer is not satisfied or waived. The Purchaser also may, without the Company’s consent, extend the Offer for any period or periods required by any applicable rule, regulation, interpretation or position of the SEC (or its staff). If requested by the Company at any scheduled expiration date, the Purchaser must extend the Offer on one or more occasions through such time as the Company may specify, if at any such scheduled expiration of the Offer any of the conditions to the Purchaser’s obligation under the Merger Agreement to accept for payment and pay for the Shares validly tendered in the Offer is not satisfied or waived, provided that, at the time of the Company’s request, the Company’s representations and warranties in the Merger Agreement are true and correct in all material respects and the Company has performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to such date. The Purchaser will not, however, be required to extend the Offer beyond the Outside Date.

The Merger Agreement further provides that the Purchaser may, without the Company’s consent, and it must, if requested by the Company, provide a Subsequent Offering Period (as described in Section 1—“Terms of the Offer”) in accordance with Rule 14d-11 under the Exchange Act following its acceptance of Shares in the Offer if at any scheduled expiration of the Offer the number of Shares validly tendered and not validly withdrawn, together with the Shares, if any, held by the Purchaser and Parent (or any other direct or indirect wholly owned subsidiary of Parent), constitutes less than ninety percent (90%) of the outstanding Shares (assuming the exercise of the Top-Up Option (as defined below) in full), which represents the number of Shares required to consummate the Merger through a “short-form” merger pursuant to Delaware law. However, as long as the Minimum Condition has been satisfied, the Top-Up Option will allow the Purchaser to purchase a number of Shares that is sufficient to ensure that it holds ninety percent (90%) of the outstanding Shares following the Offer and such exercise of the Top-Up Option. Accordingly, the Purchaser does not expect that it will provide (or be required or permitted to provide under the Merger Agreement) a Subsequent Offering Period.

Top-Up Option. The Company has granted the Purchaser an irrevocable option (the “Top-Up Option”) to purchase, following the Acceptance Time, at a price per Share equal to the Offer Price, that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, the Purchaser and their affiliates at the time of exercise of the Top-Up Option, would constitute one share more than ninety percent of the total Shares then outstanding (on a fully diluted basis and assuming the issuance of such Top-Up Shares). The Top-Up Option will not be exercisable unless, (i) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise (excluding any rule or regulation of Nasdaq Global Market, Inc.), (ii) immediately after such exercise and the issuance of the Top-Up Shares, Parent, the Purchaser and their respective affiliates would own, in the aggregate, at least ninety percent of the outstanding Shares (after giving effect to the issuance of the Top-Up Shares), and (iii) the Purchaser has accepted for payment all Shares validly tendered in the Offer and not validly withdrawn. In no event will the Top-Up Option be exercisable for a number of Shares in excess of the Company’s total authorized and unissued Shares.

The Company has 250 million Shares authorized, of which approximately 35 million Shares are outstanding and an additional approximately 3 million Shares are reserved for issuance pursuant to options, restricted stock units and warrants. Accordingly, the approximately 21 million Shares held by the Wexford Entities taken together with the Top-Up Shares would be sufficient for the Purchaser to acquire in excess of 90% of the outstanding Shares on a fully diluted basis without taking into account any Shares tendered in the Offer by stockholders other than the Wexford Entities.

The Purchaser may exercise the Top-Up Option once in whole and not in part at any time prior to the 10th business day immediately following the Acceptance Time, provided that the Merger Agreement has not been terminated in accordance with its terms.

The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares either, at Parent’s election, (A) through (i) cash in an amount equal to the aggregate par value of the Top-Up Shares and (ii) the issuance of a full-recourse promissory note by the Purchaser guaranteed by Parent in principal amount equal to the remainder, bearing simple interest at the applicable federal rate per annum and due on the first anniversary of the date on which the Top-Up Shares are purchased (which promissory note may be prepaid, in whole or in part, without premium or penalty) or (B) with any other combination of cash and such a promissory note, provided that the cash portion of the purchase price is not less than the aggregate par value of the Top-Up Shares.

In light of claims made in litigation pursued in connection with other transactions that the exercise of a top-up option might result in dilution of a stockholder’s appraisal rights due to dilution in such stockholder’s proportionate share of a company for purposes of appraisal, the Company, Parent and the Purchaser have acknowledged and agreed in the Merger Agreement that, in any appraisal proceeding described herein, the fair value of the Shares subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the Top-Up Option, any Top-Up Shares issued upon exercise of the Top-Up Option or any promissory note the Purchaser may use to purchase the Top-Up Shares. This approach has been the basis of court-approved settlements in several of the cases in which such claims have been made and the Purchaser believes that it appropriately addresses the claims made in those cases as well as claims made in certain litigation described below at Section 17—“Legal Proceedings.” However, the Purchaser notes that, as of the date of this Offer to Purchase, it is not aware of any controlling judicial decision which has considered whether the approach to this issue that has been provided for in the Merger Agreement would be respected by a court in an appraisal proceeding or would otherwise be found to be enforceable in accordance with its terms. In addition, any judicial determination of the fair value of the Shares could be based on factors other than, or in addition to, the price per Share ultimately paid in the Offer or the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share paid in the Offer or the Merger.

In the event that Parent and the Purchaser acquire in the aggregate at least 90% of the Shares in the Offer, in a Subsequent Offering Period or otherwise (and including as a result of the exercise of the Top-Up Option), then the Purchaser has agreed in the Merger Agreement to effect the Merger as soon as practicable without the need for further approval of the Company Board or approval by the Company’s stockholders, subject to compliance with the provisions of Section 253 of the DGCL.

The Merger. The Merger Agreement provides that, at the effective time of the Merger, the Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the “Surviving Corporation”). Following the effective time of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent. The directors of the Purchaser immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal. The officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal. Upon the completion of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation will be the certificate of incorporation and bylaws of the Purchaser in effect immediately prior to the effective time of the Merger, except that the name of the Surviving Corporation will be “ICx Technologies, Inc.”

Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned, directly or indirectly, by Parent or the Purchaser or any of their respective subsidiaries or by the Company as treasury stock, which will be canceled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their dissenters’ rights under the DGCL) will be converted into the right to receive $7.55 in cash without any interest and less any required withholding taxes (the “Merger Consideration”), which is the same amount as the Offer Price paid in the Offer. At the effective time of the Merger, each share of common stock of the Purchaser issued and outstanding at such time will be converted into one share of common stock of the Surviving Corporation.

Stock Options; Restricted Stock Units; Warrants. The Merger Agreement provides that (i) each stock option to purchase Shares (an “Option”) that is outstanding immediately prior to the effective time of the Merger and that is vested (or will become vested solely as a result of the Merger) will be canceled, and each holder thereof will be entitled to receive an amount in cash, without interest, equal to the excess (if any) of the Merger Consideration over the applicable exercise price per Share, multiplied by the number of Shares subject to such Option and (ii) each Option that is outstanding immediately prior to the effective time of the Merger and that is unvested (and will not become vested solely as a result of the Merger) will be converted into an option to purchase shares of Parent common stock with appropriate adjustments to the number of shares of Parent common stock subject to such option and the per share exercise price to reflect the Merger in accordance with the Merger Agreement. However, if the exercise price per Share under any vested Option (or Option that will become vested solely as a result of the Merger) is equal to or greater than the Merger Consideration, then such Option shall be canceled without any cash payment or substitution for shares of Parent common stock being made in respect thereof. The Merger Agreement also provides that each restricted stock unit award with respect to Shares (an “RSU”), other than an RSU that becomes vested solely as a result of the Merger, will be converted into a restricted stock unit of Parent, with appropriate adjustments to the number of shares of Parent common stock subject to such restricted stock unit. Any RSU that becomes vested solely as a result of the Merger will be settled at the effective time of the Merger for an amount of cash equal to the product of the Merger Consideration and the number of Shares subject to such RSU, subject to any applicable tax withholding. Any payments or deliveries of substitute options or restricted stock units required to be made pursuant to the Merger Agreement will be made promptly following the effective time of the Merger and any such payments will be subject to applicable withholding taxes.

The Merger Agreement provides that, at the effective time of the Merger, each warrant exercisable for Shares (a “Warrant”) that is outstanding at such time will be cancelled, and each holder thereof will be entitled to receive an amount in cash, without interest, equal to the excess (if any) of the Merger Consideration over the applicable exercise price per Share of such Warrant, multiplied by the number of Shares subject to such Warrant.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including but not limited to representations relating to: organization; capitalization; authorization of the Merger Agreement; required consents and approvals necessary to complete the transactions contemplated by the Merger Agreement (the “Transactions”); SEC filings and financial statements; absence of undisclosed liabilities; information in the disclosure documents required to be filed by the Company with the SEC or distributed to the Company’s stockholders in connection with the Transactions, including the proxy or information statement and the Schedule 14D-9 (the “Company Disclosure Documents”); information furnished by the Company for use in the Offer documents; absence of certain changes; litigation; permits and compliance with laws, including anti-bribery and export control laws; benefit plans; labor matters; environmental matters; taxes; material contracts; intellectual property; brokers; voting requirements; relationships with customers; the Company’s cash balance; exemption of the Merger from takeover statutes; and receipt of fairness opinion.

Parent and the Purchaser have also made customary representations and warranties to the Company, including but not limited to representations relating to: organization; authorization of the Merger Agreement; required consents and approvals necessary to complete the Transactions; information furnished by Parent or the Purchaser for use in the Company Disclosure Documents; information in the Offer documents; ownership and operations of the Purchaser; sufficient funds; independent investigation by Parent and the Purchaser; litigation; and absence of interested stockholder status.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to the Merger Agreement (except as to certain indemnification obligations), are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or the Purchaser or any of their respective subsidiaries or affiliates.

Operating Covenants. The Company has agreed to conduct its businesses in the usual, regular and ordinary course of business consistent with past practice and to use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its present relationships with third parties until the Merger is completed, unless specifically permitted by the Merger Agreement, required by applicable law or otherwise consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company has also agreed that, subject to the exceptions listed in the previous sentence, it will not, nor will it permit its subsidiaries to, take any of the following actions until the effective time of the Merger:

•

except pursuant to the exercise of Options or Warrants, the settlement of RSUs or the lapsing of restrictions with respect to restricted stock awards, in each case outstanding as of August 16, 2010, issue, deliver, sell, dispose of, pledge or otherwise encumber (or authorize or propose to do any of the foregoing) (i) any shares of the Company’s capital stock of any class or any other ownership interest, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or any other ownership interest, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other ownership interest or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or any other ownership interest (including “phantom” rights and stock appreciation rights) or (ii) any other securities of the Company or its subsidiaries in respect of, in lieu of, or in substitution for, Shares outstanding as of August 16, 2010;

•

redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Shares, Options, Warrants or other securities of the Company or any of its subsidiaries (subject to certain exceptions with respect to taxes in connection with the exercise or conversion of equity-based awards);

•	grant any equity-based awards;

•

split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend in respect of any Shares or otherwise make any payments or distributions to stockholders of the Company or of any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

•

acquire by purchase, merger or otherwise, any business or equity interest of any entity or any asset or assets, except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice or as permitted below;

•

sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of properties or other assets of the Company or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice;

•

incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company and its wholly owned subsidiaries, and other than to employees in respect of travel or other related expenses in the ordinary course of business consistent with past practice;

•

except as required by applicable law or except as required by the terms of a benefit plan of the Company in effect as of August 16, 2010, (i) enter into an employment agreement with any person or grant to any person any right to severance, retention, change in control or termination compensation or benefits, or increase any person’s rights thereto, (ii) grant any current or former director, officer or employee of the Company or any of its subsidiaries, any increase in compensation other than, with respect to persons who are not directors or officers and do not report directly to the Company’s President and Chief Operating Officer, ordinary course annual increases consistent with past practice, (iii) enter into, adopt, amend or terminate any collective bargaining agreement or employee benefit plan, program, policy, arrangement or agreement, or (iv) terminate the employment of or hire any person whose annual compensation exceeded or is reasonably expected to exceed $100,000;

•

except as required by any benefit plan of the Company in accordance with its terms as of August 16, 2010, take any action to fund or in any other way secure the payment of compensation and benefits under any benefit plan, take any action to accelerate the vesting or payment of any compensation or benefits under any benefit plan or materially change any assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to any benefit plan are made or the basis on which such contributions are determined;

•	change any of the accounting methods used by the Company or its subsidiaries unless required by GAAP or applicable law;

•

amend the Company’s certificate of incorporation or the Company’s bylaws or other comparable charter or organizational documents of any subsidiary of the Company, except as may be required by applicable law and except for immaterial amendments under the charter or organizational documents of any subsidiary of the Company;

•

authorize or make any commitment with respect to, any capital expenditure or other expenditures (including in respect of research and development), other than those which, individually, are less than or equal to $200,000 or, in the aggregate, are less than or equal to $1,000,000;

•

(i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reserved against in the most recent financial statements of the Company included in documents filed with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any indebtedness, (iii) waive or assign any claims or rights of substantial value, (iv) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which the Company or any of its subsidiaries is a party or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract to which the Company or any of its subsidiaries is a party;

•

waive the benefits of, or agree to modify in any material manner, any material confidentiality agreement or any standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•	except as required by applicable tax law, prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

•

sell, transfer or license to any person or modify any rights (i) to any material Company intellectual property rights, except in the ordinary course of business consistent with past practice, or (ii) to distribute, license or co-promote any product of the Company or any of its subsidiaries (including products under development and products licensed by the Company or any of its subsidiaries);

•	enter into any material joint venture or partnership;

•

engage in any transactions, agreements, arrangements or understandings with any affiliate or other person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	manage the Company’s working capital in a manner other than in the ordinary course of business consistent with past practice;

•

(i) enter into, amend, renew, modify or consent to the termination of any Material Company Contract (as defined in the Merger Agreement) over $250,000 or any contract over $250,000 that would be a Material Company Contract if in effect on August 16, 2010 or (ii) amend, waive, modify, fail to enforce or consent to the termination of its material rights thereunder;

•	create any subsidiary; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Rule 14d-10(d) Matters. The Merger Agreement requires the Company Board to take certain actions to ensure that each compensation or other benefit arrangement entered into by the Company or any of its subsidiaries with any of its officers, directors or employees is approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and that the requirements of the safe harbor set forth in Rule 14d-10(d) under the Exchange Act are satisfied.

Proxy Statement; Special Stockholders Meeting. The Merger Agreement provides that the Company will, if the adoption of the Merger Agreement by the Company’s stockholders is required by applicable law in order to complete the Merger, prepare and file with the SEC a preliminary proxy statement and hold a special meeting of its stockholders for the purpose of considering and adopting the Merger Agreement.

Non-Solicitation of Acquisition Proposals. The Merger Agreement generally prohibits the Company and its subsidiaries, as well as any of its or their respective representatives, from, directly or indirectly:

•	initiating, soliciting or taking any action to facilitate any inquiries regarding or the making of any Acquisition Proposal (as defined below); or

•	engaging in negotiations or discussions with, or furnishing any information or data to, any person or entity relating to an Acquisition Proposal.

However, the Company may comply with its obligations under any nondisclosure agreements that require the Company to disclose to the parties to such agreements that Parent or any affiliate of Parent participated in the Company’s auction process and may waive any standstill restrictions under nondisclosure agreements with parties that participated in the Company’s auction process to permit them to submit an Acquisition Proposal to the Company.

In addition, notwithstanding the restrictions describe above, in the event that the Company receives an unsolicited written Acquisition Proposal after the date of the Merger Agreement and prior to the Acceptance Time that did not result from a breach of the “no-solicitation” section of the Merger Agreement, the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information and access to, any person or entity making such Acquisition Proposal and its representatives or potential sources of financing if:

•

the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such person or entity is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal (as defined below); and

•

the Company Board determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law.

The Company must provide to Parent any information to be furnished to any party described above that was not previously provided to Parent substantially concurrent with it being so furnished to such party or its representatives. In addition, the Company is required to promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. The Company is also required to (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all draft agreements and any comments thereon) relating to any such Acquisition Proposal exchanged between the Company or any of its subsidiaries (or their representatives), on the one hand, and the person making an Acquisition Proposal (or its representatives), on the other hand.

Pursuant to the Merger Agreement, the Company Board may not:

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withdraw (or modify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or so modify) the recommendation by the Company Board and any committee thereof of the Offer, the Merger or the Merger Agreement;

•

recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in the first or this second bullet point being referred to as a “Change in Recommendation”);

•

approve or recommend, or propose to approve or recommend, or allow the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a customary confidentiality agreement); or

•

take any action to render the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL or any other “control share,” anti-takeover or similar law inapplicable to any transaction included in the definition of Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

However, at any time prior to the date on which the Acceptance Time occurs, the Company Board may (i) make a Change in Recommendation if the Company Board determines in good faith (after consultation with its counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable law or (ii) terminate the Merger Agreement to accept a Superior Proposal that was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of the “no-solicitation” provisions of the Merger Agreement. In the event of such a termination, the Company would be required to pay the Termination Fee (as defined below) to Parent, as described below under “Termination Fee and Expenses.” The Company Board may only take such actions, however, after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in Recommendation or terminate the Merger Agreement, as applicable, and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of any such Superior Proposal (with any amendment to the financial terms or any other material term of such Superior Proposal requiring a new notice to Parent and a new five business day period). In determining whether to make a Change in Recommendation, the Company Board is required to take into account any changes to the terms of the Merger Agreement proposed by Parent in response to the Company’s notice of the proposed Change in Recommendation or the Company’s proposed termination of the Merger Agreement.

As used in the Merger Agreement, an “Acquisition Proposal” means any proposal or offer (whether or not in writing) made by any person or entity (other than Parent, the Purchaser or any affiliate thereof) to purchase or otherwise acquire, directly or indirectly in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of any class of equity or voting securities (or securities convertible into or exchangeable for equity or voting securities) of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or Wexford Capital LP or certain of its affiliates or (ii) any one or more assets or businesses of the Company or any of its subsidiaries that constitute 15% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide, binding, written offer made by any person or entity (other than Parent, the Purchaser or any affiliate thereof) pursuant to which such person or entity (or the stockholders, members, partners or other equity holders of such entity) would acquire, directly or indirectly, at least a majority of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be (i) more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement (taking into account all the terms and conditions of such offer and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such offer, including proposed sources of financing thereof, the terms of any commitment by any proposed sources of financing and any financing related contingencies.

Employee Benefit Matters. Under the Merger Agreement, Parent will give Company employees full credit for their service with the Company for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes) under any employee benefit plans maintained by Parent, its subsidiaries or the Surviving Corporation covering employees of the Company and its subsidiaries after the Merger (“Post-Closing Plans”). Continuing employees will be given credit under the applicable Post-Closing Plans for amounts paid prior to the effective time of the Merger during the year in which the Merger occurs under a corresponding benefit plan of the Company during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan. The Company Board will take the actions required to terminate the ICx Technologies 401(k) Plan as of the business day immediately prior to the effective time of the Merger.

The Merger Agreement provides that in lieu of options to purchase Shares that would otherwise have been granted to the Company’s directors during fiscal year 2010, the Company may make cash payments to such directors prior to the completion of the Merger in an aggregate amount not exceeding $50,000. The Merger Agreement also provides that to the extent not previously paid by the Company, Parent shall, or shall cause the Surviving Corporation, to pay employee bonuses under (i) certain incentive agreements and (ii) the Company’s bonus program, to the extent such bonuses were accrued for in the Company’s forecasted financial statements.

Insurance, Indemnification and Exculpation. Pursuant to the terms of the Merger Agreement, Parent has agreed to, and has agreed to cause the Surviving Corporation to:

•

assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger existing as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company or any of its subsidiaries (“Indemnified Parties”) as provided in the Company’s certificate of incorporation, bylaws or any indemnification agreement between an Indemnified Party and the Company or any of its subsidiaries;

•	maintain all indemnification, exculpation and expense advancement rights under the Company’s organizational documents and indemnification agreements; and

•

obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time of the Merger for six years from such time, covering each person covered by the Company’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on such date, provided that Parent will not be obligated to pay more than $575,000 in the aggregate to obtain such policy.

Obligations to Cause Merger to Occur. The Merger Agreement requires each of the Company, Parent and the Purchaser to use its reasonable best efforts to promptly take all actions and to do all things necessary, proper or advisable under applicable law or otherwise to complete the Transactions. Each of the Company, Parent and the Purchaser is required to use its reasonable best efforts to make all appropriate filings, registrations and notices with respect to the Transactions under applicable laws, including federal and state securities law and antitrust laws (including the HSR Act), and to obtain from any governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent or any of its subsidiaries in connection with the Transactions. Parent is not, however, required to take, propose, negotiate, commit to, or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its subsidiaries or of the Company or its subsidiaries or otherwise take or commit to take any actions that limit its or its subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent or its subsidiaries or the Company or its subsidiaries.

The Merger Agreement generally requires each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to use its reasonable best efforts to cooperate with respect to filings and investigations, to keep each other reasonably informed of certain communications with governmental entities or private parties regarding the Transactions, and to permit each other to review communications given by it to such parties. Parent, the Purchaser and the Company have also agreed to use their reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties, provided that none of the Company, Parent or the Purchaser will be required to make any payment to any such third parties or concede anything of value to obtain such consents, and to avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would prevent or delay the consummation of the Transactions, including defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Transactions.

Directors. The Merger Agreement provides that, promptly upon payment by the Purchaser for Shares representing at least such number of Shares as shall satisfy the Minimum Condition, and at all times thereafter, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and the Purchaser (including Shares so accepted for payment pursuant to the Offer and any Top-Up Shares) bears to the total number of Shares then outstanding (disregarding any outstanding Options, Warrants, RSUs or any other rights to acquire Shares). Upon Parent’s request, the Company is required to promptly take all such actions as are necessary to appoint to the Company Board the individuals so designated by Parent, including increasing the size of the Company Board and/or seeking the resignations of one or more incumbent directors, and to cause individuals designated by Parent to constitute such number of members of each committee of the Company Board, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company Board (other than any committee of the Company Board established to take action under the Merger Agreement), in each case to the extent permitted by applicable law. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to the Merger Agreement then, until the effective time of the Merger, the Company must cause the Company Board to maintain at least three directors who were members of the Company Board on August 16, 2010, who are not officers of the Company and who are independent for purposes of the continued listing requirements of the NASDAQ Global Market (the “Independent Directors”).

The Merger Agreement further provides that, following the time that Parent’s designees are elected or appointed to the Company Board and prior to the effective time of the Merger, the Company and the Company Board will be required to take such action as may be necessary so that the affirmative vote of a majority of the Independent Directors shall be required for the Company to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies under the Merger Agreement, (iii) extend the time for performance of Parent’s or the Purchaser’s obligations under the Merger Agreement, (iv) take any action not otherwise required by the Merger Agreement or contemplated thereby that adversely affects the rights of the Company’s stockholders, or (v) take any other action by the Company in connection with the Merger Agreement and the Transactions.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

•	the acceptance for payment by the Purchaser of all Shares validly tendered and not validly withdrawn pursuant to the Offer;

•	if required under applicable law, the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the then outstanding Shares;

•

the absence of any order, decree or ruling or other action by any governmental entity enjoining or otherwise preventing the consummation of the Merger substantially on the terms set forth in the Merger Agreement; and

•	the absence of any applicable law that prohibits or makes illegal the consummation of the Merger.

Termination. The Merger Agreement may be terminated by mutual written consent of Parent and the Company at any time. Additionally, either Parent or the Company may terminate the Merger Agreement:

•

prior to the Acceptance Time, if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement shall have used commercially reasonable efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof;

•

if the Acceptance Time has not occurred on or prior to the Outside Date, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a cause of, or resulted in, the failure of the Acceptance Time to occur on or prior to the Outside Date, and provided further that the Outside Date may be extended, at the option of the Company or Parent, to nine months from the date of the Merger Agreement if on February 16, 2011 all of the conditions to completion of the Transactions

(other than those that by their terms are to be satisfied at the consummation of the Merger) are satisfied except that the Company or Parent have not obtained any required approval under the HSR Act or any other applicable antitrust laws and/or there shall be a temporary or preliminary order, decree, ruling, suit, proceeding, investigation or action arising under the HSR Act or any other applicable antitrust laws that seeks to, among other things, enjoin or otherwise prohibit consummation of the Offer or the Merger or to prohibit or limit the ownership or operation or control by the Company, Parent or any of their respective subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective subsidiaries or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective subsidiaries; or

•

if the Offer has expired or terminated in accordance with its terms without any Shares being purchased therein, provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of any Shares to be purchased in the Offer.

Parent may terminate the Merger Agreement at any time prior to the Acceptance Time:

•

upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in any case such that certain of the Offer Conditions would not be satisfied, provided that if such breach is curable by the Company within thirty days through the exercise of its reasonable efforts during such thirty day period and the Company continues to exercise such reasonable efforts, Parent may not terminate the Merger Agreement under this provision unless such breach is not cured within such thirty day period (provided further that the right to terminate the Merger Agreement under this provision will not be available to Parent if it or the Purchaser has failed to perform in any material respect any of their obligations under or in connection with the Merger Agreement); or

•

in the event that the Company Board (i) has effected a Change in Recommendation or (ii) fails publicly to reaffirm its recommendation of the Merger Agreement and the Transactions within ten business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal (or if the Outside Date is less than ten business days (but more than four business days) from the receipt of such a request by Parent following an Acquisition Proposal, by the close of business on the business day immediately preceding the Outside Date).

The Company may terminate the Merger Agreement at any time prior to the Acceptance Time:

•

upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or the Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent or the Purchaser has become untrue in any material respect, provided that if such breach is curable by Parent and the Purchaser within thirty days through the exercise of their reasonable efforts during such thirty day period and Parent and the Purchaser continue to exercise such reasonable efforts, the Company may not terminate the Merger Agreement under this provision unless such breach is not cured within such thirty day period (provided further that the right to terminate the Merger Agreement under this provision will not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with the Merger Agreement); or

•	to accept a Superior Proposal that was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of Company’s obligations under the Merger Agreement.

Termination Fee and Expenses. The Company will be required to pay a termination fee of $8,200,000 (the “Termination Fee”) to Parent in connection with the termination of the Merger Agreement under the following circumstances:

•	the Merger Agreement is terminated by Parent for any of the reasons set forth in the fifth bullet point listed beneath “Termination”;

•

the Merger Agreement is terminated by the Company in order to accept a Superior Proposal that was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of Company’s obligations under the Merger Agreement; or

•

(i) the Merger Agreement is terminated by either Parent or the Company for any of the reasons set forth in the second or third bullet points listed beneath “Termination” or by Parent for any of the reasons set forth in the fourth bullet point listed beneath “Termination,” (ii) there has been publicly disclosed for the first time after the date of the Merger Agreement and prior to such termination an Acquisition Proposal (or the intention by any person to make an Acquisition Proposal) and (iii) within twelve months after such termination, the Company enters into a definitive agreement with respect to (or consummates) a transaction contemplated by any Acquisition Proposal (for purposes of this clause (iii), references to “15%” in the definition of “Acquisition Proposal” are deemed to be references to “40%”).

Additionally, the Company will be required to pay to Parent an amount equal to Parent’s fees and expenses incurred in connection with the Transactions or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement (including all fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants), such amount not to exceed $2,000,000, if the Merger Agreement is terminated by Parent for any of the reasons set forth in the fourth bullet point listed beneath “Termination,” and (i) at the time of such termination no Acquisition Proposal (or intention by any person to make an Acquisition Proposal) has been publicly disclosed for the first time or (ii) the Company does not, within twelve months after such termination, enter into any definitive agreement with respect to (or consummate) a transaction contemplated by any Acquisition Proposal.

For purposes of this “Termination Fee” description, “Acquisition Proposal” has the meaning ascribed thereto above under “Non-Solicitation of Acquisition Proposals,” except that references to “15%” shall be replaced by “40%.”

Amendments. The Merger Agreement may be amended, modified or supplemented by action taken or authorized by written agreement of the parties thereto (by action taken by their respective boards of directors, if required) at any time prior to the effective time of the Merger, whether before or after the adoption and approval of the Merger Agreement and the Merger by the holders of at least a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Stockholder Approval”). However, after the Company Stockholder Approval has been obtained, no amendment may be made that changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders under the Merger Agreement or is otherwise required under any applicable law to be approved by such stockholders without, in each case, the approval of such stockholders.

Specific Performance. The Merger Agreement provides that, in the event of any party’s breach of the Merger Agreement, the non-breaching parties will be entitled (in addition to any other remedy to which they may be entitled at law or in equity) to compel specific performance of the Merger Agreement in any action instituted in accordance therewith.

The Tender and Support Agreement.

Concurrently with the execution of the Merger Agreement, certain affiliates of Wexford Capital LP (“Wexford” and such entities, the “Wexford Entities”) holding approximately 62% of the outstanding Shares entered into a Tender and Support Agreement (the “Tender and Support Agreement”) with the Purchaser and Parent pursuant to which the Wexford Entities, among other things, (i) agreed to tender all of the Subject Shares (as defined below) into the Offer, (ii) agreed to vote the Subject Shares in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (and in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement) and against any other agreement or arrangement related to another proposal to acquire the Company or any liquidation, dissolution, recapitalization extraordinary dividend or other significant corporate reorganization of the Company, (iii) agreed to certain restrictions on the transfer of the Subject Shares and on their ability to enter into any other arrangements inconsistent with the Tender and Support Agreement and (iv) agreed not to exercise any appraisal rights in respect to the Subject Shares that may arise in connection with the Merger. The “Subject Shares” means all Shares beneficially owned by the Wexford Entities apart from Shares issuable upon exercise of options and restricted Shares but only to the extent such Shares remain unvested, unexercised or restricted.

The Tender and Support Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effectiveness of the Merger and (iii) a reduction of the Offer Price or amendment to the minimum number of Shares required to be tendered pursuant to the Merger Agreement. In addition, the Wexford Entities will have no obligation to tender or vote the Subject Shares in accordance with the Tender and Support Agreement in the event of a Change in Recommendation (as defined in the Merger Agreement) made in compliance with the Merger Agreement (unless such Change in Recommendation is later withdrawn by the Company Board).

The Warrant Cancellation Agreement.

Concurrently with the execution of the Merger Agreement, Valentis SB L.P. (“Valentis”), an affiliate of Wexford holding a Warrant dated February 3, 2006, as amended September 8, 2009, to purchase 127,250 Shares (the “Valentis Warrant”), entered into a Warrant Cancellation Agreement (the “Warrant Cancellation Agreement”) with the Company pursuant to which Valentis agreed that, among other things, without any further action on the part of Valentis, the Valentis Warrant, if not theretofore exercised, will be canceled as of the effective time of the Merger in exchange for the right to receive from the Company, as of such time, cash, without interest, in an amount equal to (a) the product of (i) the number of Shares subject to the Valentis Warrant and (ii) the Merger Consideration minus (b) the product of (i) the number of Shares subject to the Valentis Warrant and (ii) the per share exercise price of the Valentis Warrant immediately prior to the effective time of the Merger, subject to any applicable withholding of taxes and the terms of the Merger Agreement.

The Warrant Cancellation Agreement will terminate in the event that the Merger Agreement is terminated without the Merger having occurred.

The Termination of Services Agreement.

Concurrently with the execution of the Merger Agreement, Wexford entered into a Termination of Services Agreement (the “Termination of Services Agreement”) with the Company pursuant to which Wexford agreed that, among other things, upon the effective time of the Merger, the Administrative Services Agreement, dated as of October 1, 2005, as amended as of October 1, 2006, between the Company and Wexford (the “Services Agreement”) will automatically terminate in all respects and will be of no further force or effect (except as described below) and that any requirement for notice with respect to such termination will be waived.

The Termination of Services Agreement provides that Wexford may submit to the Company bills for reimbursement and related documentation concerning any not yet reimbursed reimbursable expenses under the Services Agreement, and that all such bills will be paid by the Company to Wexford consistent with the customary practice between Wexford and the Company. The Termination of Services Agreement also provides that the exculpation and indemnification and employee non-solicit provisions of the Services Agreement will survive termination of the Services Agreement.

The Termination of Services Agreement the will terminate in the event that the Merger Agreement is terminated without the Merger having occurred.

12.	Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to complete the Merger as soon as practicable after the acquisition of Shares in the Offer.

If the Merger is completed, Parent will own 100% of the equity interests in the Company, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

Company stockholders who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders may be entitled under the DGCL. Similarly, the current stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.

Stockholder Approval. Under the DGCL, the approval of the board of directors of the Purchaser and the Company and the vote of the holders of a majority of the voting power of the outstanding Shares is required to adopt and approve the Merger Agreement and the Merger, unless the “short-form” merger procedure described below is available. The board of directors of the Purchaser has approved the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the completion by the Company of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required in accordance with the DGCL. The Company has further represented that the approval described in the preceding sentence is the only stockholder vote required to adopt the Merger Agreement and complete the Merger. After the Purchaser accepts for payment Shares validly tendered in the Offer, the Company has agreed, if necessary, to set a record date for, call and give notice of a special meeting of its stockholders to consider and take action upon the Merger Agreement. The special meeting would be held as promptly as practicable after the Purchaser accepts for payment Shares validly tendered in the Offer. Parent has agreed to vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser in favor of the adoption of the Merger Agreement.

Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of a subsidiary corporation, the parent corporation may merge the subsidiary corporation into itself or into another such subsidiary or merge itself into the subsidiary corporation, in each case, without the approval of the board of directors or the stockholders of the subsidiary corporation (such merger, a “Short-Form Merger”). In the event that Parent and the Purchaser acquire in the aggregate at least 90% of the Shares in the Offer or otherwise (and including as a result of the exercise of the Top-Up Option), then the Purchaser will cause the Short-Form Merger to be effected without a meeting of the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. If the Purchaser does not acquire sufficient Shares in the Offer to complete a Short-Form Merger, the Purchaser expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase additional Shares required to complete a Short-Form Merger. The Purchaser could also seek to purchase additional Shares in the open market or otherwise to permit the Purchaser to complete a Short-Form Merger. The Merger Agreement provides that Parent, the Purchaser and the Company will take all actions necessary or appropriate to effect a Short-Form Merger if permitted to do so under the DGCL, including exercise of the Top-Up Option if the conditions to its exercise set forth in the Merger Agreement have been satisfied.

Plans for the Company. Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, or the sale or transfer of a material amount of assets of the Company or its subsidiaries. After completion of the Offer and the Merger, Parent will continue to work with the Company’s management to evaluate and review the Company and its businesses, assets, corporate structure, operations, properties and strategic alternatives, and to integrate the Company into Parent’s and its subsidiaries businesses. As a result of this review and integration, it is possible that Parent could implement changes to the Company’s or its subsidiaries’ business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up and integration of certain of the Company’s subsidiaries and/or businesses and operations into Parent or its subsidiaries. In addition, in connection with integrating the Company’s and Parent’s corporate structure, Parent may determine to reorganize, merge or consolidate the Company with one or more subsidiaries of Parent. Parent reserves the right to change its plans and intentions at any time, as it deems appropriate.

If the Purchaser does not acquire sufficient Shares in the Offer to complete a Short-Form Merger in accordance with the DGCL, Parent and the Purchaser expect to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

In addition, subject to applicable laws, upon payment by Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and the Purchaser (including Shares so accepted for payment pursuant to the Offer and any Top-Up Shares) bears to the total number of Shares then outstanding (disregarding any outstanding Options, Warrants, RSUs or any other rights to acquire Shares). The directors so designated by Parent will be chosen from a list of five persons, previously provided to the Company, as disclosed in the Information Statement that accompanies and is incorporated by reference into the Schedule 14D-9. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to the Merger Agreement then, until the effective time of the Merger, the Company must cause the Company Board to maintain at least three Independent Directors. The Merger Agreement further provides that, following the time that Parent’s designees are elected or appointed to the Company Board and prior to the effective time of the Merger, the Company and the Company Board will be required to take such action as may be necessary so that the affirmative vote of a majority of the Independent Directors shall be required for the Company to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies under the Merger Agreement, (iii) extend the time for performance of Parent’s or the Purchaser’s obligations under the Merger Agreement, (iv) take any action not otherwise required by the Merger Agreement or contemplated thereby that adversely affects the rights of the Company’s stockholders, or (v) take any other action by the Company in connection with the Merger Agreement and the Transactions. Further, in accordance with the Merger Agreement and subject to applicable laws, the directors of the Purchaser as of the effective time of the Merger will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger (including the Short-Form Merger) is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer will have certain rights under the provisions of Section 262 of the DGCL, including the right to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting Company stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

Under the Merger Agreement, Parent, the Purchaser and the Company have agreed and acknowledged that in any appraisal proceeding with respect to Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL, and to the fullest extent permitted by applicable law, the fair value of the such Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Shares or any consideration paid or delivered by the Purchaser to the Company in payment for the Top-Up Shares.

The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his, her or its right to appraisal, such holder will only be entitled to receive the price per Share to be paid in the Merger, in cash without interest.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the completion of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.	Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser and Parent. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Listing. The Shares are listed on the NASDAQ Global Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ for continued listing on the NASDAQ Global Market. The rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of listing of the Shares from the NASDAQ Global Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares would be adversely affected.

Following the completion of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock listings, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NASDAQ Global Market. After completion of the Offer, the Purchaser and Parent currently intend to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.	Dividends and Distributions.

The Merger Agreement provides that from and after August 16, 2010 until the effective time of the Merger, except (i) as contemplated by the Merger Agreement, (ii) as disclosed in the Company’s disclosure schedules to the Merger Agreement, (iii) as required by applicable law or (iv) if Parent provides its consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside for payment or pay any dividend in respect of any Shares or otherwise make any payments or distributions to stockholders of the Company or of any of its subsidiaries that is not wholly owned (directly or indirectly) by the Company in their capacity as such.

15.	Certain Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

The Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer and, subject to any applicable rules and regulations of the SEC, may postpone the acceptance for payment of, and the purchase and payment for, any Shares tendered pursuant to the Offer if:

(a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the Merger Agreement) a number of Shares which, together with any other Shares beneficially owned by the Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent, constitute less than a majority of the Shares outstanding on a fully-diluted basis on the date of purchase (the “Minimum Condition”);

(b) the approval under the HSR Act or any other applicable competition laws (where such approval is necessary) for the purchase of Shares pursuant to the Offer and for the consummation of the Merger has not been received and any applicable waiting period thereunder (including any extension thereof, by law, the consent of the parties or otherwise) shall not have expired or terminated prior to the expiration of the Offer (as it may be extended in accordance with the Merger Agreement); or

(c) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall have occurred and be continuing:

(i)(A) a governmental entity having jurisdiction over the Company, Parent or the Purchaser shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Offer or the Merger on the terms contemplated by the Merger Agreement or (B) there is pending any suit, action or proceeding by any governmental entity, or any governmental entity has indicated in writing to the Company or any of its subsidiaries that such governmental entity intends to initiate, pursue or participate in any suit, action or proceeding, (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other material transaction contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries (taken as a whole) or Parent and its subsidiaries (taken as a whole), or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries (taken as a whole) or Parent and its subsidiaries (taken as a whole), as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries (taken as a whole) after the effective time of the Merger; provided, however, subject to the rights and obligations of the parties set forth in the last two sentences of Section 6.9(a) of the Merger Agreement, that Parent and the Purchaser shall have used reasonable best efforts to cause any such order, decree, ruling, suit, proceeding, investigation or action to be vacated or lifted or to ameliorate the effects thereof;

(ii) any representation or warranty of the Company contained in the Merger Agreement that (A) is qualified as to “materiality” or Company Material Adverse Effect shall not be true and correct or (B) is not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the date on which the Acceptance Time occurs, other than any such representation or warranty that addresses matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period;

(iii) the Company shall not have performed in all material respects all its obligations under the Merger Agreement to be performed by it on or prior to the date of consummation of the Offer;

(iv) a Change in Recommendation shall have occurred; provided that if the Company Board withdraws such Change of Recommendation and recommends that the stockholders of the Company accept the Offer, tender their Shares in the Offer, and, to the extent required by applicable law, approve the Merger and adopt the Merger Agreement (including the Offer and the Merger), for purposes of this condition, no Change in Recommendation shall have occurred;

(v) the Merger Agreement shall have been terminated in accordance with its terms;

(vi) any applicable law shall be enacted, entered, enforced, promulgated, amended, issued or in effect with respect to, or approval withheld with respect to, Parent, the Company, or any of their respective subsidiaries or the Offer, the Merger or the other transactions contemplated by the Agreement, that results directly or indirectly, in any of the consequences referred to in paragraph (c)(i)(B) above and limits the business of the Company and Parent taken as whole in any material respect; or

(vii) the Company Board or any committee thereof shall have taken any action to render the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL or any other “control share,” anti-takeover or similar law inapplicable to any transaction included in the definition of Acquisition Proposal or resolved, agreed or proposed to take any such actions.

The foregoing conditions (i) are in addition to, and not in limitation of, the rights of Parent and the Purchaser to extend, terminate and/or modify the Offer as and to the extent permitted by the Merger Agreement and (ii) subject to the Merger Agreement, may be waived by Parent and the Purchaser, in whole or in part, at any time and from time to time, in their reasonable discretion.

As used in the Merger Agreement, “Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, any material adverse change in, or material adverse effect on, the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that the effects caused by or attributable to the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect, event, occurrence, circumstance or development in any of the industries and markets in which the Company and its subsidiaries operate or in any laws or accounting regulations applicable to the Company or any of its subsidiaries; (ii) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or its subsidiaries conduct business; (iii) any acts of God, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war (in the case of each of clauses (i) through (iii) above, only to the extent that any such change, effect, event, occurrence, circumstance, development or act has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company and its subsidiaries relative to other companies in the Company’s industry); (iv) any changes in the market price or trading volume of Shares or any failure by the Company to meet internal, analysts’ or other earnings estimates or financial projections in and of themselves (provided that the changes, effects, events, occurrences, circumstances or developments underlying any such changes or failures and any other consequences thereof shall not be excluded in determining whether there has been a Company Material Adverse Effect); (v) the announcement of the execution of the Merger Agreement with Parent as opposed to any other person or compliance with the Merger Agreement and the transactions contemplated thereby (nothing contained in this clause (v) limits Parent’s ability to consider any changes, effects, events, occurrences, circumstances or developments with respect to the impact of the foregoing on the Company’s or any of its subsidiaries’ relationships with customers, other contract parties or employees that was not caused by actions of Parent or its representatives); and (vi) changes in GAAP, or the interpretation thereof (only to the extent that any such change has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company and its subsidiaries relative to the other companies in the Company’s industry).

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—“Certain Conditions of the Offer.”

State Takeover Statutes. A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, Parent and the Purchaser believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Neither Parent nor the Purchaser have attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the business combination provisions described below. Parent and the Purchaser reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Parent or the Purchaser take in connection with the Offer is intended as a waiver of such right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Parent or the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such governmental authority has sought or obtained an injunction seeking to prevent the purchase of Shares in the Offer, the Purchaser may be unable to accept for payment or pay for Shares tendered in the Offer or may otherwise be delayed in completing the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement, the Tender and Support Agreement and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date of the Merger Agreement.

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the FTC and the DOJ and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the DOJ, unless the waiting period is earlier terminated by the FTC and the DOJ. Parent expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the purchase of Shares in the Offer and the Merger on September 3, 2010, meaning that the required waiting period with respect to the Offer and the Merger would expire at 11:59 p.m., New York City time, on September 20, 2010, unless earlier terminated by the FTC and the DOJ, or Parent receives a request for additional information or documentary material before that time. If within the 15-calendar-day waiting period either the FTC or the DOJ requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information or documentary material is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the DOJ may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the DOJ may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by the Purchaser, the FTC or the DOJ could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. Approval, or expiration of the applicable waiting periods, under the HSR Act is a condition to the Purchaser’s obligation to purchase and pay for any Shares tendered pursuant to the Offer. See Section 15—“Certain Conditions of the Offer.” The Merger Agreement requires each of the Company, Parent and the Purchaser to use its reasonable best efforts to obtain from any governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent or any of its subsidiaries in connection with the Transactions under applicable laws, including the HSR Act and other federal and state antitrust laws. However, Parent is not required to take certain actions related to the divesture of assets or the limitation of the business operations of Parent or its subsidiaries or the Company or its subsidiaries. See Section 11—“The Transaction Agreements.”

Foreign Laws. The Company and certain of its subsidiaries have limited business operations in Canada, Germany, Dubai and Singapore and make sales to customers in a large number of foreign countries. However, Parent and the Company believe that, based on the Company’s limited foreign business operations and the relatively small amounts of revenue attributable to each foreign jurisdiction, no antitrust filing or approval outside of the United States is necessary in connection with the completion of the Offer or the Merger.

If any such laws are applicable or any foreign governmental entity takes an action before the completion of the Offer, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15—“Certain Conditions of the Offer.”

17.	Legal Proceedings.

Delaware Litigation

On August 18, 2010, a putative stockholder class action complaint was filed against the Company, the individual members of the Company Board, Parent and the Purchaser in the Court of Chancery of the State of Delaware (the “Sloan Complaint”). In the Sloan Complaint, captioned Sloan v. ICx Technologies, Inc., et al., C.A. No. 5743-VCL, the plaintiff alleges, among other things, that the members of the Company Board breached their fiduciary duties by allegedly agreeing to sell the Company for inadequate consideration and allegedly engineering the Offer and Merger to benefit themselves and/or the other defendants without regard for the Company’s public stockholders. The plaintiff further alleges that Parent and the Purchaser aided and abetted such alleged breaches of fiduciary duty. The plaintiff seeks judicial action: (i) declaring the action is properly maintainable as a class action; (ii) temporarily and permanently enjoining consummation of the Offer and the Merger; (iii) to the extent the Offer and the Merger are consummated, rescinding the Offer and the Merger and awarding rescissory damages; (iv) awarding plaintiff costs, including reasonable experts’ and attorneys’ fees; and (v) granting such other relief as the court deems just and proper. The foregoing summary is qualified in its entirety by reference to the Sloan Complaint, which is filed as Exhibit (a)(5)(D) to the Tender Offer Statement on Schedule TO.

On August 30, 2010, the Company and members of the Company Board filed an answer in response to the Sloan Complaint.

On August 27, 2010, a putative stockholder class action complaint was filed against the Company and the individual members of the Company Board, the Wexford Entities, Parent and the Purchaser in the Court of Chancery of the State of Delaware (the “Dobbs Complaint”). In the Dobbs Complaint, captioned Dobbs v. ICx Technologies, Inc., et al., C.A. No. 5769-VCL, plaintiff alleges, among other things, that members of the Company Board breached their fiduciary duties by agreeing to and/or approving the Merger Agreement, Offer, Top-Up Option and Merger. The plaintiff further alleges that the Purchaser and Parent aided and abetted such alleged breaches of fiduciary duty. The plaintiff seeks judicial action: (i) declaring the action is properly maintainable as a class action; (ii) declaring that the members of the Company Board have breached their fiduciary duties, (iii) declaring that the Company and Parent have aided and abetted those breaches of fiduciary duties, (iv) enjoining consummation of the Tender Offer, Top-Up Option, and Merger, (v) declaring that the Top-Up Option may not be validly exercised under Delaware law or alternatively a declaration as to the interpretation, application, enforcement and validity of the Company’s and Parent’s agreement on the treatment of the Top-Up Shares in an appraisal proceeding as described in the Merger Agreement, (vi) awarding plaintiff and the class appropriate damages plus pre- and post-judgment interest, (vii) awarding plaintiff the cost and disbursements of the action, including reasonably attorneys’ and experts’ fees, and (viii) granting such other and further relief as the court may deem just and proper. The foregoing summary is qualified in its entirety by reference to the Dobbs Complaint, which is filed as Exhibit (a)(5)(E) to the Tender Offer Statement on Schedule TO.

On August 30, 2010, a putative stockholder class action complaint was filed against the Company, the individual members of the Company Board, Parent and the Purchaser in the Court of Chancery of the State of Delaware (the “Reust Complaint”). In the Reust Complaint, captioned Reust v. Cumming, et al., C.A. No. 5771-VCL, the plaintiff alleges, among other things, that the members of the Company Board breached their fiduciary duties by allegedly failing to engage in an honest and fair sale process and by failing to maximize value for the Company’s stockholders. The plaintiff further alleges that Parent and the Company aided and abetted such alleged breaches of fiduciary duty. The plaintiff seeks judicial action: (i) declaring the action is properly maintainable as a class action and certifying plaintiff as the class representative and his counsel as class counsel; (ii) temporarily and permanently enjoining the Offer; (iii) to the extent the Offer and Merger are consummated, rescinding the transactions and awarding rescissory damages; (iv) directing that defendants account to plaintiff and the other members of the class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties; (v) awarding plaintiff costs, including reasonable attorneys’ and experts’ fees; and (vi) granting such other relief as the court deems just and proper. The foregoing summary is qualified in its entirety by reference to the Reust Complaint, which is filed as Exhibit (a)(5)(F) to the Tender Offer Statement on Schedule TO.

On September 1, 2010, the plaintiffs in the three actions in Delaware summarized above indicated that they intend to seek consolidation of those actions.

Other Litigation

On August 23, 2010, a putative stockholder class action complaint was filed against the Company and the individual members of the Company Board in the United States District Court for the Eastern District of Virginia (the “Jackrel Complaint”). In the Jackrel Complaint, captioned Jackrel v. ICx Technologies, Inc., et al., C.A.

No. 1:10CV941, the plaintiff alleges, among other things, that the members of the Company Board breached their fiduciary duties by allegedly failing to: (i) properly value the Company, (ii) take steps to maximize the value of the Company to its public stockholders and (iii) agreeing to terms in the Merger Agreement that favor Parent and themselves and deter alternative bids. The plaintiff further alleges that the Company aided and abetted the directors in their alleged breaches of their fiduciary duties. The plaintiff seeks judicial action: (i) declaring that the Merger Agreement was entered into in breach of the directors’ fiduciary duties and is therefore unlawful and unenforceable, (ii) enjoining consummation of the Offer and the Merger unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for stockholder; (iii) to the extent already implemented, rescinding the Merger Agreement or any of its terms, including the “no solicitation” clause, the Top-Up Option, the termination fee and the Tender and Support Agreement, (iv) enjoining consummation of the Offer and Merger unless and until curative disclosures are made to the Company’s stockholders, (v) awarding costs and disbursements of the action, including reasonably attorneys’ and experts’ fees, and (vi) granting such other relief as the court deems just and proper. The foregoing summary is qualified in its entirety by reference to the Jackrel Complaint, which is filed as Exhibit (a)(5)(G) to the Tender Offer Statement on Schedule TO.

18.	Fees and Expenses.

J.P. Morgan Securities LLC (“JPM Securities”) is acting as Dealer Manager in connection with the Offer, for which services JPM Securities will receive customary compensation. Parent and the Purchaser have agreed to reimburse JPM Securities for reasonable costs and expenses incurred in connection with JPM Securities’ engagement, and to indemnify JPM Securities and certain related parties against specified liabilities. In the ordinary course of JPM Securities’ businesses, JPM Securities and its affiliates may actively trade or hold securities or loans of Parent and the Company for its own account or for the accounts of customers and, accordingly, JPM Securities or its affiliates may at any time hold long or short positions in these securities or loans. JPM Securities is also acting as financial advisor to Parent in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement, for which services JPM Securities will receive customary compensation.

Parent and the Purchaser have retained Phoenix Advisory Partners, LLC to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.	Miscellaneous.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, commercial bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—“Certain Information Concerning the Company” above.

Indicator Merger Sub, Inc.

September 3, 2010

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

OF THE PURCHASER AND PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment during at least the past five years of each director and executive officer of the Purchaser and Parent are set forth below. The business address of each director and executive officer of the Purchaser and Parent is 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. The business telephone number of each director and executive officer of the Purchaser and Parent is (503) 498-3547. All of the individuals listed below are citizens of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Earl R. Lewis

Chairman of the Board of Directors, President and Chief Executive Officer of Parent; Director of the Purchaser

Mr. Lewis, 66, has served as Chairman, President and Chief Executive Officer of Parent since November 1, 2000. Mr. Lewis was initially elected to the Board of Directors of Parent in June 1999 in connection with the acquisition of Spectra Physics AB by Thermo Instrument Systems, Inc. Prior to joining Parent, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., with his last role as President and Chief Executive Officer. Mr. Lewis is a member of the Board of Directors of Harvard BioScience, NxStage Medical, Inc. and American DG Energy, Inc. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis has a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics ISS.

John D. Carter

Director of Parent

Mr. Carter, 64, has served as a Director of Parent since August 2003. Mr. Carter was President and Chief Executive Officer of Schnitzer Steel Industries, Inc., a metals recycling company, from May 2005 through November 2008. Since December 1, 2008, Mr. Carter has served as Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. From 2002 to 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, a firm specializing in transportation and international business transactions. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc. including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary, and other operating groups. Mr. Carter is a member of the Board of Directors of Northwest Natural Gas Company. He also is the manager of Birch Creek Associates LLC and Dusky Goose LLC, engaged in agricultural and commercial land ownership, vineyard ownership and wine business. He received his B.A. in History from Stanford University and his J.D. from Harvard Law School.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
General William W. Crouch (United States Army—Retired)

Director of Parent

General Crouch, 68, has served as a Director of Parent since May 2005. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command and United States Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the United States Army’s 27th Vice Chief of Staff. In retirement, he has served as one of five generals who oversee the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He is a Senior Mentor with the Leadership Development and Education Program for Sustained Peace at the United States Naval Post Graduate School and serves on the Board of the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University while serving as an Assistant Professor of Military Science.

Angus L. Macdonald

Director of Parent

Mr. Macdonald, 55, has served as a Director of Parent since April 2001. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK.

Michael T. Smith

Director of Parent

Mr. Smith, 66, has served as a Director of Parent since July 2002. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997 he served in a variety of capacities for Hughes, including Vice Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a Director of Ingram Micro, Inc., Teledyne Technologies Incorporated and WABCO Holdings Inc. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the United States Army.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Steven E. Wynne

Director of Parent

Mr. Wynne, 57, has served as a Director of Parent since November 1999. Since February 1, 2010, Mr. Wynne has served as Senior Vice President of The ODS Companies, a diversified insurance company. From March 1, 2004 through March 31, 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. Mr. Wynne served as acting Senior Vice President and General Counsel of Parent from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an on-line community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of Planar Systems, Inc.

John J. Wood, Jr.

Director of Parent

Mr. Wood, 66, was elected to Parent’s Board of Directors in May 2009. Mr. Wood served as Chief Executive Officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006, and is currently a consultant. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as President of Peek Ltd., a division of Thermo Electron Corporation, and as a Senior Vice President of the parent company. He previously served as President and Chief Executive Officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a director of ESCO Corporation and American Superconductor. Mr. Wood earned a Bachelor’s degree in Electrical Engineering from Louisiana Tech University and a Master’s degree in Electrical Engineering from Massachusetts Institute of Technology.

Anthony L. Trunzo

Senior Vice President, Finance and Chief Financial Officer of Parent; Chief Financial Officer of the Purchaser

Mr. Trunzo, 46, has served as Senior Vice President, Finance and Chief Financial Officer of Parent since June 1, 2010. Mr. Trunzo joined Parent in August 2003 as Senior Vice President, Corporate Strategy and Development. From 1996 until joining Parent, Mr. Trunzo was Managing Director in the Investment Banking Group at Banc of America Securities, LLC. From 1986 to 1996, he held various positions at PNC Financial Services Group, Inc. Mr. Trunzo holds a B.A. in Economics from the Catholic University of America and an MBA with a concentration in Finance from the University of Pittsburgh.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William W. Davis

Senior Vice President, General Counsel and Secretary of Parent; Director and Secretary of the Purchaser

Mr. Davis, 53, joined Parent in July 2007 as Senior Vice President, General Counsel & Secretary. Prior to joining Parent, from 2005 to 2007, Mr. Davis served as Deputy General Counsel of Brunswick Corporation, a global manufacturer and marketer of recreation products. From 1999 to 2005, he was employed in various capacities with General Dynamics Corporation, a provider of aerospace and combat, marine and information systems products and services, including Vice President and General Counsel of its Land Systems and Armament and Technical Products subsidiaries. From 1990 to 1992 and 1993 to 1999, Mr. Davis practiced law, most recently as a partner in the firm of Katten, Muchin & Zavis. From 1992 to 1993, Mr. Davis served as a law clerk to the Honorable Edward Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Davis received his B.S. with distinction from the United States Naval Academy and his J.D. from the University of Chicago Law School. Following graduation from the Naval Academy, Mr. Davis served as an officer in the United States Marine Corps and Marine Corps Reserve.

William A. Sundermeier

President, Government Systems Division of Parent; Director and President of the Purchaser

Mr. Sundermeier, 46, has been serving as the President of Parent’s Government Systems Division since April of 2006. Mr. Sundermeier joined Parent in 1994 as Product Marketing Manager for Thermography Products and was appointed Director of Product Marketing for commercial and government products in 1995. In 1999, Mr. Sundermeier was appointed Senior Vice President for Product Strategy, focused on the integration of newly acquired companies. In September 2000, Mr. Sundermeier was appointed Senior Vice President and General Manager, Portland Operations. In April 2004, he was appointed Co-President of the Imaging Division. Prior to joining Parent, Mr. Sundermeier was a founder of Quality Check Software, Ltd. in 1993. Mr. Sundermeier received his B.S. in Computer Science from Oregon State University.

Sean H. Jordan

Vice President, Finance, Government Systems Division of Parent

Mr. Jordan, 48, has been serving as Vice President, Finance, Government Systems Division of Parent since March 2007. Mr. Jordan joined Parent in 2003 as Director of Internal Audit. Prior to joining Parent, Mr. Jordan, served in various senior executive positions with High Technology Solutions, a defense engineering firm in San Diego, California, including Chief Financial Officer, Controller and Vice President, Operations of its EyeVelocity subsidiary. He has held various other financial management positions within the U.S. defense industry at Litton Industries and as a member of KPMG’s National Government Contract Practice. Mr. Jordan is a licensed Certified Public Accountant and holds a B.S. in Business Administration, with emphasis in Accounting from Clarion University of Pennsylvania.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Andrew C. Teich

President, Commercial Systems Division of Parent

Mr. Teich, 49, has been serving as President of Parent’s Commercial Vision Systems Division since April 2006 and, as of January 2010, now serves as President of the Parent’s Commercial Systems Division. Mr. Teich joined Parent as Senior Vice President, Marketing, as a result of Parent’s acquisition of Inframetrics in March of 1999. From 2000 to 2006, he served as the Senior Vice President of Sales and Marketing and then as Co-President of the Imaging Division of Parent. While at Inframetrics, Mr. Teich served as Vice President of Sales and Marketing from 1996 to 1999. From 1984 to 1996, Mr. Teich served in various capacities within the sales organization at Inframetrics. He holds a B.S. degree in Marketing from Arizona State University and has attended executive education courses at Stanford University.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317

Fax (718) 234-5001

If delivering by hand or courier:

(Until 5:00 P.M. EST on the date on which the Offer expires)

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Phoenix Advisory Partners, LLC

110 Wall Street, 27th floor

New York, NY 10005

Banks and Brokers Call: (347) 578-1396

Call Toll Free: (800) 576-4314

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll Free: (877) 371-5947